Teletouch Enters Into New Credit Facility

FORT WORTH, TEXAS–February 12, 2013-Teletouch Communications, Inc. (OTCBB: TLLE), a leading U.S. cellular services provider and consumer electronics distributor, today announced that after market close on Friday, February 8, 2013, it entered into a new, two-year, $6 million senior secured asset-based revolving credit facility, with a starting interest rate of 14% per annum (the “Revolver”), such facility also providing for an additional multiple use, short term loan facility of up to $2 million per loan for special order inventory purchase transactions (the “Term Loans”) (together, the “DCP Credit Facility”) with DCP Teletouch Lender, LLC, a special purpose entity created by New York-based, Downtown Capital Partners, LLC (the “Lender”). The Revolver contemplates interest rate reductions of 1% per quarter (to a minimum of no less than 11%) in the event the Company achieves certain minimum quarterly EBITDA targets. The Term Loans component of the DCP Loan Facility is designed to satisfy out-of-cycle customer orders to facilitate inventory purchases at times and prices favorable to the Borrower. The Term Loans are not a committed credit facility and the financial terms, including interest rates and fees of each of any such Term Loans will be determined on a case-by-case basis and remain entirely within the discretion of the Lender. The DCP Credit Facility may be extended by one additional year at the Company’s sole election, providing for an up to three year total term. Teletouch is using the initial funds drawn from the facility to replace and pay-down its original loans and indebtedness with Thermo Credit LLC (the “Thermo Facility”); pay closing costs associated with the financing; and, use the remainder for general corporate and working capital purposes. New York City-based, Bryant Park Capital, Inc. acted as exclusive financial advisor to Teletouch for the transaction.

As prior reported, the Thermo Facility was originally set to mature in January 2013. However, at the start of 2012, Thermo Credit informed the Company that it was not in compliance with its own borrowing base facility with Capital One Bank, N.A., and could no longer lend additional monies or fulfill any further revolving credit obligations to the Company. Subsequently, the parties entered into various negotiations and agreements, whereby the maturity of the Thermo Facility was reset to August 2012, while the Company worked to replace the Thermo Facility altogether (see the Company’s related filings on EDGAR for more complete information). As a party to this new transaction, Thermo and the Company entered into Amendment No. 6 (to the original Thermo loan agreement), pursuant to which Teletouch agreed to apply at the closing of the DCP Credit Facility, $4.0 million from the proceeds of the financing described above, thereby reducing the current balance on the prior Thermo Facility from $7.148 million to a current new principal balance of $3.148 million, as evidenced by a new three-year Subordinated Promissory Note (see today’s 8-K filing for further information).

“Although the process has been extremely challenging, the new $6 million asset-based revolving loan facility, combined with the potential of the additional $2 million-per-transaction stand-by term loan facility, positions the Company well to take advantage of the various components of its emerging wholesale distribution business,” stated T. A. "Kip" Hyde, Jr., President, Chief Operating Officer and Director of Teletouch. “Just as important, firmly resolving the ongoing credit matters with Thermo Credit now allows our management team to focus on growing the business, especially with the greater flexibility and additional credit lines that our new lender provides. Completing this new credit facility was a team effort, and we look forward to growing the business together.”

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About Teletouch Communications

For over 48 years, Teletouch has offered a comprehensive suite of wireless telecommunications solutions, including cellular, two-way radio, GPS-telemetry and wireless messaging. Today, Teletouch is a leading Authorized Service Provider and billing agent of AT&T (NYSE: T) products and services to consumers, businesses and government agencies, operating a chain of retail and authorized agent stores in North and Central Texas under its “Hawk Electronics” brand, in conjunction with its direct sales force, call center operations and various retail eCommerce websites, including: www.hawkelectronics.com, www.hawkwireless.com and www.hawkexpress.com.

Through its wholly owned subsidiary, Progressive Concepts, Inc., Teletouch operates a national distribution business, PCI Wholesale, primarily serving Tier 1 (AT&T, T-Mobile, Verizon, Sprint) cellular carrier agents, Tier 2, Tier 3 and rural carriers, as well as auto dealers and smaller consumer electronics retailers, with product sales and support available through www.pciwholesale.com and www.pcidropship.com, among other B2B oriented websites.

Teletouch's common stock is traded Over-The-Counter under stock symbol: TLLE. Additional information about the Teletouch family of companies can be found at www.teletouch.com.

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All statements from Teletouch Communications, Inc. in this news release that are not based on historical fact are "forward-looking statements" within the meaning of the PSLRA of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While the Company’s management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the caption “Risk Factors” in the Company’s most recent Form 10-K and 10-Q filings, and amendments thereto, as well as other public filings with the SEC since such date. The Company operates in a rapidly changing and competitive environment, and new risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statement.

Investors & Analysts Contact:

Teletouch Communications, Inc.

Amy Gossett

Investor Relations

800.232.3888

investors@teletouch.com

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